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Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

K-SEA GP HOLDINGS LP

        This Certificate of Limited Partnership of K-Sea GP Holdings LP (the "Partnership") is being executed and filed by the undersigned for the purpose of forming a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

        1.     The name of the limited partnership being formed hereby is K-Sea GP Holdings LP.

        2.     The address of the Partnership's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership's registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

        3.     The name and mailing address of the general partner of the Partnership are as follows:

Name	Mailing Address
K-Sea GP LLC	One Tower Center Boulevard, 17th Floor East Brunswick, New Jersey 08816

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of K-Sea GP Holdings LP on December 11, 2007.

K-SEA GP LLC Its General Partner
By:	/s/ TIMOTHY J. CASEY Timothy J. Casey President and Chief Executive Officer

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  Exhibit 3.1
CERTIFICATE OF LIMITED PARTNERSHIP OF K-SEA GP HOLDINGS LP